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                                        CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company of New York

I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 24, 1997 on the Illustrations used by IDS Life Insurance Company of New York in the Prospectus for the Flexible Premium Variable Life Insurance Policy offered by IDS Life Insurance Company of New York as part of post-effective Amendment #15 to the Registration Statement being filed under the Securities Act of 1933.


/s/ Eugene C. Chen
    Eugene C. Chen
    Chief Actuary

Albany, New York
April 24, 1997